Exhibit 99.1

IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

VALASSIS COMMUNICATIONS, INC., a Delaware corporation,

Plaintiff,

v.

ADVO, INC., a Delaware corporation,	C.A. No. 2383-N

Defendant.

ADVO, INC., a Delaware corporation,	REDACTED

Counterclaim-Plaintiff,	PUBLIC VERSION
v. VALASSIS COMMUNICATIONS, INC., a Delaware corporation, and MICHIGAN ACQUISITION CORPORATION, a Delaware corporation.

Counterclaim-Defendant.

ANSWER AND COUNTERCLAIMS

Defendant-Counterclaim Plaintiff ADVO, Inc. (“ADVO”), for its answer to the Complaint of Plaintiff-Counterclaim Defendant Valassis Communications, Inc. (“Valassis”), responds as follows:

1. Deny the allegations of paragraph 1 of the Complaint, except admit the first sentence; with respect to the third sentence, admit that under the Merger Agreement the absence of a Material Adverse Change (as defined therein) is a condition precedent to Valassis’s obligations to effect the merger; with respect to the sixth sentence, admit that interim financial results for April and May 2006 provided to Valassis in June 2006 were subsequently immaterially adjusted and aver that such adjustments were made as part of ADVO’s financial closing process for its third fiscal quarter ended July 1, 2006; and, with respect to the eighth sentence, admit that ADVO’s Chief Financial Officer made a presentation to Valassis stating that ADVO had a “High Degree of Visibility into 2007.”

2. Deny the allegations of paragraph 2 of the Complaint, except admit that ADVO’s Chief Executive Officer informed Valassis that the trend data for one portion of ADVO’s business, Zone Products, was discovered to be “corrupt” in the sense that some of the underlying data was incorrect as a result of the use of a new order tracking system.

3. Deny the allegations of paragraph 3 of the Complaint.

4. Deny the allegations of paragraph 4 of the Complaint.

PARTIES AND RELEVANT INDIVIDUALS

5. Admit the allegations of paragraph 5 of the Complaint.

6. Admit the allegations of paragraph 6 of the Complaint.

7. Admit the allegations of paragraph 7 of the Complaint.

8. Admit the allegations of paragraph 8 of the Complaint.

9. Admit the allegations of paragraph 9 of the Complaint.

10. Admit the allegations of paragraph 10 of the Complaint.

11. Deny the allegations of paragraph 11 of the Complaint, and aver that Chris Hutter is National Vice President, Finance, Treasurer, Investor Relations, and Assistant Secretary of ADVO.

12. Admit the allegations of paragraph 12 of the Complaint.

13. Admit the allegations of paragraph 13 of the Complaint.

FACTUAL BACKGROUND

14. Admit the allegations of paragraph 14 of the Complaint.

15. Admit the allegations of paragraph 15 of the Complaint.

16. Admit the allegations of paragraph 16 of the Complaint.

17. Deny the allegations of paragraph 17 of the Complaint, except admit that ADVO implemented certain functionality of a new order-to-cash system in February 2006, and aver that this was a part of ADVO’s implementation of a new enterprise-wide information technology platform called Service Delivery Redesign (“SDR”), which was intended to speed information flow over the long term and enable the integration of business processes throughout ADVO.

18. Deny the allegations of paragraph 18 of the Complaint, except admit that ADVO decided on March 6, 2006 against entering into a stock-for-stock “merger of equals” transaction and, once ADVO made that decision, Valassis acquiesced in it.

19. Deny the allegations of paragraph 19 of the Complaint, except admit that Valassis gave ADVO a letter dated March 29, 2006 stating that Valassis wished to make a proposal to acquire ADVO at a cash purchase price of $38.00 to $40.00 per ADVO share and requesting written permission from ADVO’s board of directors to propose such a transaction, and admit that ADVO common stock closed at $32.29 on March 29, 2006.

20. Admit the allegations of paragraph 20 of the Complaint, and aver that this Form 10-Q also identified various risks and uncertainties that could cause ADVO’s returns and results to differ materially from the company’s forward-looking statements, including the “efficiencies achieved with technology upgrades.”

21. Deny the allegations of paragraph 21 of the Complaint, except admit the first sentence thereof, and aver that ADVO’s letter dated May 4, 2006 stated that ADVO expected that an electronic data room would be established by May 15, 2006; that Valassis’s proposal, containing detailed terms and conditions of Valassis’s financing, would be delivered to ADVO no later than June 2, 2006; and that, if Valassis’s proposal was acceptable to ADVO’s board of directors, the parties would negotiate definitive documentation towards a public announcement on or about June 12, 2006.

22. Deny the allegations of paragraph 22 of the Complaint, except admit the second and fourth sentences thereof, and aver that the electronic data room opened on May 15, 2006 and that Valassis’s use of the data room began on that date, and that documents and information were uploaded into the data room by ADVO’s outside counsel at the instruction of ADVO and Citigroup Global Markets, Inc.

23. Deny the allegations of paragraph 23 of the Complaint, except admit the first, third, and fifth sentences thereof; and admit that Mr. Epstein gave a presentation to the assembled group on ADVO’s financial condition including past and projected financials; that Mr. Epstein’s presentation contained forecasts of $1.47 billion in revenues                     REDACTED                      for fiscal year 2006 (ending September 30, 2006) and $1.54 billion in revenues                     REDACTED                      in fiscal 2007; and that Mr. Epstein presented a slide titled “We Have a High Degree of Visibility into 2007.”

24. Deny the allegations of paragraph 24 of the Complaint, except admit the first sentence thereof and the first sentence of the footnote thereto; and, as to the second sentence of the footnote thereto, admit that ADVO’s Zone Products are sold by a targeted level of geography, and that the wraps are sold in zones with an average of approximately 150,000 households per zone.

25. Deny the allegations of paragraph 25 of the Complaint, except admit that according to Ms. Gant’s presentation, the new system was implemented to replace an obsolete 17-year-old system, consolidate seven order entry systems into one, increase visibility of inventory from 8 weeks to 52+ weeks, reduce invoicing cycle time to four days,

REDACTED

26. Deny the allegations of paragraph 26 of the Complaint, but admit that ADVO’s third fiscal quarter of 2006 began March 26, 2006.

REDACTED

27. Deny the allegations of paragraph 27 of the Complaint, except admit that on May 24, 2006, a due diligence conference call was held among certain people including Steve Mitzel, John Lieblang and Marie Gant; admit that Ms. Gant stated that ADVO was two weeks behind on the monthly financial statement close; admit that Ms. Gant stated that there would not be a “stand alone” close for April 2006, but that April and May would be closed together as a result of certain issues arising from the implementation of SDR; admit that on or about August 7, 2006, ADVO gave Valassis a report dated June 20, 2006 prepared by ADVO and provided to ADVO’s Operating Committee; and admit the sixth sentence thereof.

28. Deny the allegations of paragraph 28 of the Complaint, except admit that the Albertsons grocery chain was ADVO’s largest customer in 2005, deny knowledge or information sufficient to form a belief as to when Valassis learned that Albertsons would be sold, and deny knowledge or information sufficient to form a belief as to whether the sale of Albertsons raised a concern for Valassis that a significant amount of ADVO’s business would be compromised, but aver that, during due diligence, ADVO identified the Albertsons transaction to Valassis’s representatives as a “risk” to ADVO’s future performance.

29. Deny the allegations of paragraph 29 of the Complaint, except deny knowledge or information sufficient to form a belief as to whether Valassis continued to believe that ADVO was an attractive merger partner because of its purported growth prospects and impressive operating income stream; admit that ADVO associates, using the SDR system after it was launched, made order entry errors that led to delayed collections, but aver that such erroneous invoices were identified and corrected in all material respects as part of ADVO’s financial closing process for its third fiscal quarter; deny knowledge or information sufficient to form a belief as to when Valassis learned of such erroneous invoices, but aver that Valassis learned before execution of the Merger Agreement that the implementation of the SDR system had given rise to problems in the generation of client bills;

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30. Deny the allegations of paragraph 30 of the Complaint, except aver that on June 2, 2006, Valassis made a non-binding proposal to acquire ADVO for $35.25 per share; deny knowledge or information sufficient to form a belief as to why Valassis’s non-binding proposal of June 2, 2006 was lower than the range that Valassis had previously indicated it would be willing to bid; and admit that ADVO stock closed trading at $26.48 that day.

31. Deny the allegations of paragraph 31 of the Complaint, except admit that Valassis’s non-binding proposal of June 2, 2006 was rejected by ADVO’s board of directors on June 5, 2006, admit that this was communicated orally by ADVO’s investment banker, Christina Mohr of Citigroup to Adam Blackman of Bear Stearns, and admit that ADVO ended Valassis’s access to the electronic data room on June 7, 2006.

32. Deny the allegations of paragraph 32 of the Complaint, except admit the first sentence thereof, and aver that the meeting in Chicago occurred at Mr. Schultz’s request; and admit the third sentence.

33. Deny the allegations of paragraph 33 of the Complaint, except admit that Bear Stearns advised Citigroup on June 12, 2006 that Valassis was prepared to increase its non-binding proposal to $36.25 per share.

34. Admit the allegations of paragraph 34 of the Complaint.

35. Deny the allegations of paragraph 35 of the Complaint, but aver that the ADVO board of directors rejected Valassis’s $36.25 proposal at its meeting on June 22, 2006.

36. Deny the allegations of paragraph 36 of the Complaint, but admit the first sentence thereof.

37. Deny the allegations of paragraph 37 of the Complaint.

38. Deny the allegations of paragraph 38 of the Complaint, except admit the first sentence thereof, and admit that Citigroup indicated it would respond to Valassis’s inquiries.

39. Deny the allegations of paragraph 39 of the Complaint, except admit that ADVO provided Valassis with its financial results for the combined two-month period of April and May 2006 (the first two months of ADVO’s third fiscal quarter of 2006) on June 26, 2006; deny knowledge or information sufficient to form a belief as to Valassis’s alleged reliance upon these results; and admit that a document shown to Valassis on June 26, 2006 titled the results for April and May 2006 as “actual.”

40. Deny the allegations of paragraph 40 of the Complaint, except admit that Mr. Hutter and Mr. Barbieri discussed ADVO’s April and May 2006 results and other issues with Mr Mitzel and Mr. Groe on or about June 28, 2006.

41. Deny the allegations of paragraph 41 of the Complaint, except admit the first and third sentences thereof.

42. Deny the allegations of paragraph 42 of the Complaint, except admit the first sentence thereof, deny knowledge or information sufficient to form a belief as to the truth of the third sentence; admit that Mr. Hutter may have used the words “on target” in relation to the third fiscal quarter of 2006, and aver that any such statement by Mr. Hutter was expressly qualified by statements concerning the amount of information that was available to ADVO at that time concerning ADVO’s results for June 2006.

43. Deny the allegations of paragraph 43 of the Complaint, except admit the first, second and fourth sentences thereof; admit that Mr. Groe asked about expected Zone Products revenue in the fourth fiscal quarter; and aver that Mr. Barbieri responded that

REDACTED

44. Deny the allegations of paragraph 44 of the Complaint, except admit the first four sentences thereof, and aver that Mr. Schultz stated that his “walk-away” price was $37.00 per share; and aver that Mr. Mahoney said he would be prepared to recommend that the ADVO board of directors accept an offer at that price, provided Mr. Schultz would affirm that Valassis was committed to closing the deal at that price, and provided the parties could agree upon terms and conditions of a merger agreement that would provide ADVO substantial certainty that Valassis would close the transaction.

45. Deny the allegations of paragraph 45 of the Complaint, except admit that the Special Committee of the ADVO board expressed concern about news of the merger being leaked to the market.

46. Admit the allegations of paragraph 46 of the Complaint.

47. Admit the allegations of paragraph 47 of the Complaint.

48. Admit the allegations of paragraph 48 of the Complaint.

49. Admit the allegations of paragraph 49 of the Complaint, except deny that the terms of the Merger Agreement provided for Valassis to assume ADVO debt, and aver that such debt would continue to be debt of ADVO, as a wholly owned subsidiary of Valassis, upon the closing of the merger.

50. Admit the allegations of paragraph 50 of the Complaint, but aver that all of the representations and warranties in Section 3.01, including in Subsection (e)(iii), are expressly qualified by the following language in the lead-in paragraph of Section 3.01:

Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided that the listing of an item on one Schedule shall be deemed to be a listing on each other Schedule and to apply to any other representation and warranty of the Company in Article III of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item on its face that it would also qualify or apply to such other representation or warranty) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

51. Deny the allegations of paragraph 51 of the Complaint, except deny knowledge or information sufficient to form a belief as to the truth of the allegations concerning Valassis’s reliance on any of the representations and warranties under the

Merger Agreement or whether Valassis had any reason to believe such representations and warranties were false, and aver that those representations were not false.

52. Deny the allegations of paragraph 52 of the Complaint, except admit the first sentence and respectfully refer the Court to Section 4.01 of the Merger Agreement for the complete terms thereof.

53. Deny the allegations of paragraph 53 of the Complaint, except admit that at the time the Merger Agreement was executed, Valassis had no reason to believe that ADVO was not in compliance with the provision, and aver that ADVO has been in compliance with Section 4.01 of the Merger Agreement since it was executed.

54. Deny the allegations of paragraph 54 of the Complaint, and respectfully refer the Court to Section 4.01(b) of the Merger Agreement for the complete terms thereof.

55. Deny the allegations of paragraph 55 of the Complaint, except admit that at the time the Merger Agreement was executed, Valassis had no reason to believe that ADVO was not in compliance with Section 4.01(b) of the Merger Agreement, and aver that ADVO has been in compliance with Section 4.01(b) of the Merger Agreement since it was executed.

56. Deny the allegations of paragraph 56 of the Complaint, and respectfully refer the Court to Section 5.02 of the Merger Agreement for the complete terms thereof.

57. Admit the allegations of paragraph 57 of the Complaint.

58. Deny the allegations of paragraph 58 of the Complaint, and respectfully refer the Court to Section 6.02(a) of the Merger Agreement for the complete terms thereof, including the exception for failures of representations and warranties to be true and correct that would not have a Material Adverse Effect.

59. Admit the allegations of paragraph 59 of the Complaint.

60. Deny the allegations of paragraph 60 of the Complaint, except admit the second sentence thereof.

61. Admit the allegations of paragraph 61 of the Complaint.

62. Deny the allegations of paragraph 62 of the Complaint, except admit that the quoted language states the Merger Agreement’s definition of “Material Adverse Change.”

63. Deny the allegations of paragraph 63 of the Complaint, except admit the first and second sentences; admit that ADVO representatives at first told Valassis that ADVO’s third quarter results would have to be shown to ADVO’s board of directors and Audit Committee before being disclosed to Valassis; and admit that ADVO shared its third fiscal quarter financials with Valassis on July 26, 2006, before such financials were presented to the ADVO board of directors and audit committee for approval, and offered to discuss such financials on a conference call.

64. Deny the allegations of paragraph 64 of the Complaint, except admit the first sentence thereof, and admit that ADVO’s operating income for its third fiscal quarter of 2006 was $12.7 million, and aver that that amount included expenses associated with the Valassis transaction and other non-recurring expenses.

65. Deny the allegations of paragraph 65 of the Complaint, except admit that ADVO provided Valassis with April and May 2006 financials on June 26, 2006, which indicated that ADVO’s operating income for the two-month period was $0.6 million below a prior forecast for that period.

66. Deny the allegations of paragraph 66 of the Complaint, except admit the first, second, fifth and sixth sentences thereof; admit that on July 28, 2006, Mr. Epstein and Mr. Hutter disclosed that the April and May 2006 results shared with Valassis on June 26, 2006 omitted approximately $1.7 million in postage and distribution expenses and approximately $0.9 million in paper and printing expenses, but aver that this omission was related to ADVO’s launch of SDR; admit that ADVO’s operating income for April and May 2006, as disclosed to Valassis on June 26, 2006, was approximately $2.6 million higher than the operating income for that period disclosed to Valassis on July 28, 2006, but aver that this adjustment was related to ADVO’s launch of SDR; admit that in the report shared with Valassis on June 26, 2006, ADVO’s operating income appeared to be $0.6 million below the forecast for April and May 2006 that was previously shared with Valassis; and admit that ADVO’s operating income for April and

May 2006 was $3.2 million below the original forecasts that were shared with Valassis in May 2006.

67. Deny the allegations of paragraph 67 of the Complaint, except admit that Mr. Epstein used the expression “garbage in, garbage out” to describe order entry errors that led to the issuance of incorrect client bills, and admit that Mr. Epstein stated that he believed that the updated forecast for ADVO’s fourth fiscal quarter, when it was prepared, would be lower than an earlier forecast of the fourth fiscal quarter.

68. Deny the allegations of paragraph 68 of the Complaint.

69. Deny the allegations of paragraph 69 of the Complaint, except admit that Mr. Hutter verbally advised Mr. Recchia on or about July 31, 2006 that ADVO expected to miss its earlier operating income forecast for the fourth fiscal quarter by approximately $5–6 million.

70. In response to the allegations of paragraph 70 of the Complaint, admit that ADVO issued a press release and filed a Form 8-K with the Securities and Exchange Commission (“SEC”) on August 2, 2006, publicly reporting its financial results for its third fiscal quarter ended July 1, 2006; and aver that ADVO had not publicly disclosed any previous forecasts of its financial results for that fiscal quarter.

71. Deny the allegations of paragraph 71 of the Complaint, except admit the third sentence thereof; admit that on August 2, 2006, Valassis sent a letter to ADVO’s board of directors expressing concern regarding ADVO’s third fiscal quarter 2006 results, including the actual results for April and May 2006 operating income; and admit that Valassis’s letter requested that the ADVO board instruct ADVO management to continue to cooperate and requested ADVO management’s reasoned view on how these matters affect the long-term forecast provided to Valassis.

72. Deny the allegations of paragraph 72 of the Complaint, except admit the first, second, fifth, sixth and seventh sentences; admit that the August 4, 2006 letter from Messrs. Mahoney and Harding to the Valassis board of directors pointed to the difficulty of predicting ADVO’s financial results for any particular quarter and to the fact that other industry participants, including Valassis, had announced earnings results for the quarter ended June 30, 2006 that fell below analyst estimates; admit that the August 4, 2006 letter stated that ADVO’s management will continue to cooperate with Valassis’s reasonable requests for access to information so that Valassis can better understand the recent financial results, and will provide Valassis access to ADVO’s independent auditors, Ernst & Young, to discuss Ernst & Young’s views on the impact of SDR implementation on ADVO’s internal control system.

73. Deny the allegations of paragraph 73 of the Complaint, except admit that Valassis sent a team to ADVO on August 7 and 8, 2006, and admit the second and third sentences thereof.

74. Deny the allegations of paragraph 74 of the Complaint, except admit that Mr. Schneider stated that he was not surprised that ADVO missed its forecast for its third fiscal quarter given the difficulty of forecasting ADVO’s business, and admit that Mr. Schneider stated that a Zone Products report provided to Valassis in June 2006 had contained flawed data that had caused Zone Products bookings to be overestimated by approximately $3 million.

75. Deny the allegations of paragraph 75 of the Complaint, except admit the first and second sentences.

76. Deny the allegations of paragraph 76 of the Complaint.

77. Deny the allegations of paragraph 77 of the Complaint, except admit that during the week of August 7, Mr. Mitzel asked Mr. Epstein to provide Valassis with a budget for fiscal 2007, which ADVO agreed to provide on or about August 16, 2006;

REDACTED

78. Deny the allegations of paragraph 78 of the Complaint, except admit the first sentence thereof; admit that the Form 10-Q that ADVO filed on August 10, 2006 stated that SDR directly impacted contracting, order management, graphics print, operations, sales, accounts receivable, billing, collections and information technology; admit that the quoted language in the third sentence appeared in ADVO’s Form 10-Q filed August 10, 2006; and admit that ADVO stated in that Form 10-Q that it believed it had identified and corrected many of the issues associated with the SDR implementation during the third quarter.

79. Deny the allegations of paragraph 79 of the Complaint, except admit that ADVO filed with the SEC a definitive proxy statement on August 10, 2006 soliciting shareholder votes in support of a proposal to adopt the Merger Agreement.

80. Deny the allegations of paragraph 80 of the Complaint, except admit that Albertsons was ADVO’s largest customer in fiscal 2005; deny knowledge or information sufficient to form a belief as to when Valassis learned that Albertsons was ADVO’s largest customer in fiscal 2005; admit that Valassis inquired whether a portion of ADVO’s business might be negatively impacted by the Albertsons transaction; admit that Valassis asked about the status of Albertsons on several occasions;

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81. Deny the allegations of paragraph 81 of the Complaint, except admit that Valassis (through KPMG) was given access to the minutes of ADVO’s May 3–4, 2006 board of directors meeting on August 17, 2006.

82. Deny the allegations of paragraph 82 of the Complaint, except admit the first, second and fourth sentences thereof.

83. Deny the allegations of paragraph 83 of the Complaint, except admit that Valassis made a number of supplemental requests for additional information from ADVO.

84. Admit the allegations of paragraph 84 of the Complaint, except deny that ADVO was obligated under Section 5.02 of the Merger Agreement to provide the information Valassis sought.

85. Deny the allegations of paragraph 85 of the Complaint, except admit the second and third sentences thereof, and admit that on August 14, 2006 Mr. Schultz advised Mr. Harding that Valassis wanted to send representatives from KPMG to ADVO’s headquarters to “verify the numbers.”

86. Deny the allegations of paragraph 86 of the Complaint, except admit that Mr. Robinson stated during a conference call on August 15, 2006 that ADVO would not allow KPMG to conduct one-on-one interrogations of ADVO personnel.

87. Deny the allegations of paragraph 87 of the Complaint, except admit that during due diligence, ADVO shared with Valassis a financial reporting schedule for fiscal year 2006 indicating a “Forecast Meeting” on October 20, 2006, and aver that on August 15, 2006, ADVO had not yet prepared its fiscal 2007 budget.

88. Deny the allegations of paragraph 88 of the Complaint, except admit that in conversations on August 15 and 16, 2006, Mr. Robinson apprised counsel for Valassis that ADVO would provide KPMG with access to the general ledger on a read-only basis as well as access to the requested board minutes on August 17, 2006, and would meet with KPMG representatives on August 21, 2006 to answer questions, and aver that Mr. Robinson further stated that KPMG should provide its list of questions in advance so that ADVO could appropriately prepare; deny knowledge or information sufficient to form a belief as to Valassis’s state of mind upon learning of Mr. Robinson’s conversations with counsel for Valassis.

89. Deny the allegations of paragraph 89 of the Complaint, except admit that Mr. Epstein discussed ADVO’s outlook for fiscal 2007 on a conference call on or about August 15, 2006, and admit that Mr. Epstein did not provide Valassis with an updated forecast for fiscal 2007.

90. Deny the allegations of paragraph 90 of the Complaint, except admit that on August 17, 2006, Eric Stovall of KPMG visited ADVO’s corporate headquarters and was met by Mr. Hutter, Hal Manoian, ADVO’s director of accounting, and an attorney from Kirkpatrick & Lockhart Nicholson Graham LLP, counsel for ADVO; admit that Mr. Stovall was told that the general ledger would be made available on a read-only basis; admit that Mr. Stovall was permitted to speak with Mr. Manoian when an attorney for ADVO was present and that Mr. Stovall was not permitted to download the general ledger; and aver that Mr. Stovall was told that, as ADVO and Valassis had previously discussed, ADVO would not respond to questions other than questions as to how the general ledger operated unless the questions were put in writing and that ADVO would respond to such questions by August 21.

91. Deny the allegations of paragraph 91 of the Complaint.

92. Deny the allegations of paragraph 92 of the Complaint.

93. Admit the allegations of paragraph 93 of the Complaint, and aver that there were no draft budgets in existence at the time KPMG made its request.

94. Deny the allegations of paragraph 94 of the Complaint.

95. Deny the allegations of paragraph 95 of the Complaint, except admit the second sentence thereof, and aver that the Merger Agreement limits Valassis’s access to ADVO’s books, records and personnel to “reasonable access,” “upon reasonable prior notice,” “provided that such access and inspections shall not unreasonably disrupt the operations” of ADVO.

COUNT I

(Response to Claim of Fraudulent Concealment

and Fraudulent Inducement)

96. ADVO incorporates its responses to the allegations contained in paragraphs 1 through 95 as if fully set forth herein.

97. Deny the allegations of paragraph 97 of the Complaint.

98. Deny the allegations of paragraph 98 of the Complaint.

99. Deny the allegations of paragraph 99 of the Complaint.

100. Deny the allegations of paragraph 100 of the Complaint.

101. Deny the allegations of paragraph 101 of the Complaint.

102. Deny the allegations of paragraph 102 of the Complaint.

103. Deny the allegations of paragraph 103 of the Complaint.

104. Deny the allegations of paragraph 104 of the Complaint.

COUNT II

(Response to Claim Seeking Declaratory Judgment)

105. ADVO incorporates its responses to the allegations contained in paragraphs 1 through 104 as if fully set forth herein.

106. Admit the allegations of paragraph 106 of the Complaint.

107. Deny the allegations of paragraph 107 of the Complaint.

108. Deny the allegations of paragraph 108 of the Complaint, except admit the second sentence thereof.

109. Admit the allegations of paragraph 109 of the Complaint.

110. Deny the allegations of paragraph 110 of the Complaint.

111. Deny the allegations of paragraph 111 of the Complaint.

112. Deny the allegations of paragraph 112 of the Complaint.

113. Admit that Valassis seeks the judicial declaration described in paragraph 113, but deny that Valassis is entitled to such relief.

COUNT III

(Response to Claim of Breach of Section 3.01(e)(iii)

of the Merger Agreement)

114. ADVO incorporates its responses to the allegations contained in paragraphs 1 through 113 as if fully set forth herein.

115. Admit to the allegations of paragraph 115 of the Complaint.

116. Deny the allegations of paragraph 116 of the Complaint.

117. Admit the allegations of paragraph 117 of the Complaint, but aver that all of the representations and warranties in Section 3.01, including in subsection (e)(iii), are expressly qualified by the following language in the lead-in paragraph of Section 3.01:

Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided that the listing of an item on one Schedule shall be deemed to be a listing on each other Schedule and to apply to any other representation and warranty of the Company in Article III of this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item on its face that it would also qualify or apply to such other representation or warranty) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

118. Deny the allegations of paragraph 118 of the Complaint.

119. Deny the allegations of paragraph 119 of the Complaint.

120. Deny the allegations of paragraph 120 of the Complaint, and respectfully refer the Court to Section 6.02(a) for the complete terms thereof, including the exception for failures of representations and warranties to be true and correct that would not have a Material Adverse Effect.

121. Deny the allegations of paragraph 121 of the Complaint.

122. Deny the allegations of paragraph 122 of the Complaint.

123. Admit that Valassis seeks the judicial declaration described in paragraph 123 and recovery of fees and expenses, but deny that Valassis is entitled to such relief.

124. Deny the allegations in paragraph 124 of the Complaint.

COUNT IV

(Response to Claim of Breach of Section 5.02(a)

of the Merger Agreement)

125. ADVO incorporates its responses to the allegations contained in paragraphs 1 through 124 as if fully set forth herein.

126. Admit the allegations in paragraph 126 of the Complaint.

127. Deny the allegations of paragraph 127 of the Complaint.

128. Admit the allegations in paragraph 128 of the Complaint.

129. Deny the allegations of paragraph 129 of the Complaint.

130. Deny the allegations in paragraph 130 of the Complaint.

131. Deny the allegations in paragraph 131 of the Complaint.

Affirmative Defenses

132. First Affirmative Defense: The Complaint fails to state a claim upon which relief may be granted.

133. Second Affirmative Defense: Valassis has failed to plead fraud with particularity.

134. Third Affirmative Defense: Paragraph 13 of the parties’ Mutual Non-Disclosure Agreement (the “Non-Disclosure Agreement”) dated November 22, 2005, states:

THE CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS AGREEMENT IS DELIVERED “AS IS,” AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OR CONDITIONS FOR FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NONINFRINGEMENT ARE HEREBY DISCLAIMED.

Upon accessing ADVO’s electronic data room, Valassis’s representatives agreed to several “Conditions of Access” thereto including that “ADVO, Inc. is making no representations or warranties, express or implied, as to the accuracy or completeness of the information, and that ADVO, Inc. will have no liability with respect to any use or reliance upon any of the information.” By virtue of this language, Valassis, a commercially sophisticated party, contractually promised that it would not rely upon information provided by ADVO during the course of due diligence in deciding to enter into the Merger Agreement and, as a result, Valassis has waived its right to assert claims of fraudulent concealment or fraudulent inducement against ADVO.

135. Fourth Affirmative Defense: Valassis has materially breached the Merger Agreement.

136. Fifth Affirmative Defense: Valassis’s claims are barred by the doctrine of unclean hands.

137. Sixth Affirmative Defense: Valassis has failed to join Michigan Acquisition Corporation as a party to the action, and its presence is needed for just adjudication.

COUNTERCLAIMS

ADVO, for its Counterclaims against Valassis and Michigan Acquisition Corporation (“Merger Sub”), with knowledge as to its own acts and otherwise upon information and belief, alleges as follows:

Nature of the Claims

1. ADVO seeks a declaration that Valassis and Merger Sub are bound by the Agreement and Plan of Merger, dated as of July 5, 2006 (the “Merger Agreement”) — in which Valassis and Merger Sub promised to acquire each of ADVO’s outstanding shares for $37.00 in cash, or a total of over $1.2 billion — and a decree of specific performance requiring Valassis and Merger Sub to close the transaction.

2. On August 28, 2006, Valassis senior management stated that they were not prepared to recommend that the Valassis board of directors consummate the merger. Citing information they said they had learned since the Merger Agreement was signed, they suggested that ADVO had fraudulently induced Valassis to enter the transaction with false statements about ADVO’s financial performance, and they demanded that forensic accountants hired by Valassis be given “full and unfettered” access to ADVO’s books and personnel to conduct an investigation.

3. On August 29, 2006, ADVO responded to Valassis’s demand with a request that Valassis reaffirm its commitment to consummate the merger on the terms set forth in the Merger Agreement. The next day, Valassis and its representatives called ADVO and its representatives to advise them Valassis would file suit later that afternoon unless ADVO would agree within one hour: (1) to provide Valassis with full and unfettered access to all ADVO personnel and documents, and (2) to enter into good faith negotiations regarding the purchase price for the ADVO shares in the merger.

4. When ADVO rejected Valassis’s demands, Valassis filed suit on August 30, 2006. Although Valassis had just that afternoon had tried to renegotiate the purchase price for ADVO, it issued a press release stating that it was the “victim[] of fraud” and that “ADVO had left us with no choice” but to sue.

5. There is no merit to Valassis’s claims in this case. The statements that Valassis alleges were false — namely, reports of interim financial results for the two-month period of April and May 2006 that ADVO later found to contain immaterial errors, a forecast for ADVO’s third fiscal quarter ended July 1, 2006 that did not match ADVO’s actual results for that quarter, and a forecast for ADVO’s fourth quarter ending September 30, 2006 that ADVO later revised downward — were not material to ADVO’s long-term earnings potential. Accordingly, those statements cannot support any attempt by Valassis to rescind the Merger Agreement on grounds of fraud, or to be relieved of its obligations to consummate the merger on grounds of any Material Adverse Change.

6. Furthermore, ADVO’s representations and warranties in the Merger Agreement — including the representation and warranty that no Material Adverse

Change had occurred between March 25, 2006 and July 5, 2006 — were expressly qualified by all disclosures made by ADVO in any SEC filings prior to the date of the Merger Agreement. ADVO’s Form 10-Q for its fiscal quarter ended March 25, 2006 disclosed several of the principal matters that would adversely affect the company’s performance in the April-May period, and the remainder of the third quarter, including the potentially adverse impact of the implementation of the company’s new order delivery system, and softness in the company’s Zone Products business stemming from cancellations by satellite television installers. The same SEC filing warned that Albertsons, one of ADVO’s largest customers, was being sold to several companies, and that ADVO was unable to predict how the sale would affect its business. And the same SEC filing likewise warned that “transactional fluctuations” in the “amount, timing, pages, and weight and kinds of advertising pieces can vary significantly from period to period,” were “difficult to predict,” and could “materially affect [ADVO’s] revenue and profit results,” Because these SEC disclosures qualify ADVO’s representations and warranties under the Merger Agreement, none of these events or circumstances can be invoked by Valassis to claim a Material Adverse Change.

7. Moreover, the definition of Material Adverse Change in the Merger Agreement expressly carves out “changes affecting generally the industries in which [ADVO] or its Subsidiaries conduct business, so long as such changes do not substantially disproportionately affect [ADVO].” The CEO of Valassis, a company in the same industry as ADVO, publicly stated on July 27, 2006 that “[t]he first half of 2006 has been disappointing for our business and the industry in general.” To the extent that current conditions in the advertising industry have impacted ADVO’s performance in the third fiscal quarter and its projected performance in the fourth fiscal quarter, ADVO has not been “substantially disproportionately” affected by such industry-wide conditions. For this reason, too, there has not been any Material Adverse Change here.

8. In addition, all of the due diligence information that Valassis says fraudulently induced it to enter the Merger Agreement was provided to Valassis based on the clear understanding that Valassis was waiving any claim of fraud against ADVO based on any purported inaccuracies or incompleteness of that information. The parties’ Mutual Non-Disclosure Agreement expressly states that ADVO’s confidential information was being provided “AS IS” with “ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED,... HEREBY DISCLAIMED.” And, upon accessing ADVO’s electronic data room, each of Valassis’s representatives was required to expressly confirm his or her agreement to several “Conditions of Access,” including the condition that ADVO was “making no representations or warranties, express or implied, as to the accuracy or completeness of the information” and that ADVO “will have no liability with respect to any use or reliance upon any of the information” in the data room. Accordingly, Valassis cannot demonstrate that it justifiably relied upon the accuracy of any of the information it obtained from ADVO in due diligence, and ADVO cannot be liable on any claim of fraudulent inducement or concealment relating to that information.

9. Nor is there any basis to Valassis’s claim that ADVO has breached the representation and warranty in the Merger Agreement concerning ADVO’s internal controls. ADVO, in fact, “maintains a system of internal controls over financial reporting in all material respects in accordance with applicable law,” as it represented and warranted in Section 3.01 (e)(iii) of the Merger Agreement. Furthermore, even if there were a breach of ADVO’s representation, such breach would have to have a Material Adverse Effect in order to permit Valassis not to consummate the merger. There has been no Material Adverse Effect from any such breach.

10. Valassis also has no right to demand that the forensic accounting firm it hired to investigate ADVO’s financials have “full and unfettered” access to ADVO’s books and personnel. The Merger Agreement entitles Valassis to “reasonable access” to ADVO’s books. ADVO has cooperated fully with Valassis’s reasonable requests for access. ADVO only objected to Valassis’s requests when they became unreasonable or threatened to disrupt ADVO’s business.

11. Valassis’s purported concerns regarding ADVO’s April and May results, third and fourth quarter forecasts and internal controls are pretexts. The real reason Valassis wants out of the Merger Agreement is buyer’s remorse. The $37 per share that Valassis committed to pay for ADVO was a substantial premium of more than 50% over ADVO’s market price at the time the Merger Agreement was signed — ADVO closed at $24.26 the day before the $37 deal was announced. Valassis’s stock price dropped considerably upon the announcement — from a closing price of $23.22 the day before to closing prices of $19.57 the day the announcement was made and $18.46 the day after, a two-day loss of over 20%. And some Valassis shareholders and several Wall Street analysts have questioned the wisdom of the acquisition from Valassis’s perspective and the richness of the price. Under the Merger Agreement, however, buyer’s remorse is not a valid reason to back out.

12. Valassis’s attempt to rescind the Merger Agreement gives rise to a substantial controversy between ADVO, on the one hand, and Valassis and Merger Sub, on the other. If Valassis does not close the merger within two business days after ADVO’s shareholders approve it — the vote is scheduled for September 13, 2006 — Valassis will be in breach of the Merger Agreement. Valassis acknowledged in the Merger Agreement that a breach would cause irreparable damage for which there is no adequate remedy at law. Valassis further agreed that ADVO would be entitled to an injunction from this Court to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions. Accordingly, under Delaware law, the express terms of the Merger Agreement and longstanding equitable principles, ADVO is entitled to a declaratory judgment that Valassis and Merger Sub are bound by the Merger Agreement, as well as specific performance of its terms.

Parties and Jurisdiction

13. ADVO is a Delaware corporation headquartered at One Targeting Centre, Windsor, Connecticut. ADVO is the nation’s leading direct mail media company. It solicits and processes printed advertising from retailers, manufacturers and service companies for targeted distribution to consumer households in the United States and Canada on a national, regional and local basis. ADVO has approximately 3,700 employees across its 24 mail processing facilities, 33 sales offices and corporate headquarters.

14. ADVO’s signature shared mail program, ShopWise, reaches approximately 114 million homes each month. ShopWise combines individual advertisements of various businesses in a single mail package. The particular assortment of advertisements included in the ShopWise packages differs from locality to locality, and from week to week, according to the requirements of ADVO’s advertising customers.

15. The backbone of each ShopWise package is the sheet of paper that forms the front and back covers and the front and back inside covers of the package, referred to as a “ShopWise wrap,” or a “wrap.” The advertising space on these wraps is sold on a wider geographic basis than the pages that are inserted between the covers. That is, the advertisements on the wraps are sold on a zone-by-zone basis, rather than a zip-code-by- zip-code basis. ADVO refers to the wraps — together with its familiar “Have You Seen Me?” missing child cards, which are also sold on a zone basis — as its “Zone Products.”

16. Valassis is a Delaware corporation headquartered at 19975 Victor Parkway, Livonia, Michigan. Valassis provides marketing products and services to manufacturers, direct marketers, retailers, franchisees and other advertisers. Valassis’s principal products are promotional booklets — so-called “free standing inserts,” or “FSI” — that contain the coupons of multiple advertisers and that are distributed through newspapers. Additional Valassis products include consumer product samples that are inserted into newspapers and product samples and advertisements that are delivered directly to consumers’ homes. Valassis also brokers advertising that is printed directly on newspaper pages.

17. Merger Sub is a Delaware corporation and a wholly owned subsidiary of Valassis formed solely for the purpose of effecting the merger. Its address is 19975 Victor Parkway, Livonia, Michigan. Merger Sub has conducted no business operations other than those incident to its formation and the acquisition of ADVO.

18. Each of the parties to the Merger Agreement agreed to submit itself to the personal jurisdiction of this Court in the event any dispute arose out of the Merger Agreement or the transactions contemplated thereunder, and agreed that it would not bring any action relating to the Merger Agreement in any court other than this Court or a federal court in Delaware.

Facts

Valassis approaches ADVO about a possible business combination.

19. In September 2005, Alan Schultz, Chairman and Chief Executive Officer of Valassis, called Scott Harding, Chief Executive Officer of ADVO. During that conversation, Mr. Harding suggested that members of senior management of Valassis and ADVO meet to discuss their respective businesses. Following a meeting of the companies’ senior management teams at Valassis’s headquarters on November 14, 2005, Robert Recchia, Valassis’s Chief Financial Officer, called ADVO CFO Jeffrey Epstein to express Valassis’s interest in discussing a potential combination of the two companies.

20. To facilitate the exchange of information as the companies evaluated such a combination, ADVO and Valassis executed a Mutual Non-Disclosure Agreement on November 22, 2005. The parties agreed that neither side would make any representations or warranties with respect to the information that they would exchange in the due diligence process:

THE CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS AGREEMENT IS DELIVERED “AS IS,” AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OR CONDITIONS FOR FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NONINFRINGEMENT ARE HEREBY DISCLAIMED.

The Non-Disclosure Agreement also contained a standstill provision that prohibited each party from making any proposals to acquire the other party for two years without the prior written approval of the party that would be the object of such a proposal.

After conducting due diligence, ADVO declines a stock-for-stock merger with Valassis.

21. Following a meeting of the companies’ senior management teams on December 12, 2005, Valassis CEO Mr. Schultz asked ADVO to consider a possible stock-for-stock merger of ADVO and Valassis. In order to evaluate such a transaction, the companies’ senior management teams met again in January and February 2006 to review each company’s long-range plans and prospects.

22. In the course of that due diligence, in a presentation to Valassis’s management on February 6, 2006, ADVO’s CFO Mr. Epstein noted a number of business risks that had recently emerged for ADVO. One such risk related to a spike in the cancellation of advertisements by satellite television installation companies.

REDACTED

23. At the time, ADVO had been selling prime advertising space in its Zone Products pages to satellite installers.

REDACTED

After reserving that prime space far in advance, a number of satellite television installers were driven by adverse industry conditions to cancel their advertisements. Whereas the satellite advertisements had originally been sold over a wide geographic area, the cancellations were more scattered geographically, making it difficult in the near term for ADVO to replace the lost satellite business with a widespread resale of ad space.

REDACTED

24. Another short-term risk that ADVO management highlighted for Valassis in February 2006 was ADVO’s “SDR Execution.” SDR, which stands for “Service Delivery Redesign,” is an elaborate, enterprise-wide system of hardware and Oracle-

based software that ADVO, working with IBM Corporation, developed to automate and integrate virtually every aspect of ADVO’s business: from the provision of price quotes for ADVO’s advertising clients on a zip-code-by-zip-code basis; to the processing of client orders; to the printing, sorting and packaging of shared mail advertising; to the tracking and payment of postage and printing costs for those mailings; and on to client billing and bill collection.

25. By early 2006, ADVO had been working for approximately four years to develop SDR and to gradually bring it on line — a process akin to installing a new central nervous system into the body of a nationwide enterprise. When the ADVO and Valassis management teams met on February 6, 2006, ADVO management described for Valassis the long-term benefits that ADVO expected to derive from SDR. But ADVO management also made clear that the inevitable disruptions caused by such an undertaking presented short-term risks for ADVO’s financial performance and ADVO’s ability to monitor that performance.

26. An additional issue that Mr. Epstein flagged for Valassis at that February 6 meeting related to the buyout of the Albertsons grocery chain. Albertsons was ADVO’s largest customer in fiscal 2005, accounting for approximately 5% of ADVO’s revenues. Albertsons announced on January 23, 2006 that it would be acquired by a consortium consisting of SUPERVALU Inc., CVS Corporation and Cerberus Capital Management L.P. (“Cerberus”) in a transaction in which each of those purchasers would acquire a separate group of Albertsons stores. ADVO described the change in ownership at

Albertsons as a risk to ADVO’s future performance during the February 6 financial presentation to Valassis.

27. With respect to the future prospects of Valassis’s business, the management teams discussed

REDACTED

Valassis’s main competitor in the market for these newspaper inserts is News America Marketing, a subsidiary of News Corporation, which had since 2004 engaged Valassis in a price war resulting in declining profitability at Valassis. Indeed, in March 2006, Valassis entered into a consent decree in an action brought by the Federal Trade Commission, settling charges that statements made by Valassis during a 2004 earnings conference call amounted to an unlawful invitation to News America to collude on pricing in violation of the Federal Trade Commission Act.

28. On March 6, 2006, after having consulted with its financial advisors and management consultants that had been retained for the purpose of evaluating a possible transaction, ADVO’s board of directors decided not to pursue a stock-for-stock deal with Valassis,

REDACTED

Valassis considers a cash deal.

29. On March 29, 2006, Valassis’s CEO Mr. Schultz delivered a letter to ADVO’s CEO Mr. Harding, with a copy to each of ADVO’s directors, requesting written permission to propose an all-cash transaction — such permission being necessary under the terms of the Non-Disclosure Agreement. Mr. Schultz’s letter cited what he called the “strong strategic rationale for the combination” — including the “Creation of the Clear Leader in the Marketing Services Industry,” the “significant synergy opportunities” available, and the companies’ “Complementary Corporate Culture and Management Team.” Mr. Schultz suggested in his letter that

REDACTED

If the ADVO board permitted Valassis to propose a cash deal, Mr. Schultz indicated that the proposal “would include a cash purchase price of $38.00–$40.00 per ADVO share, representing a 19.3%–25.6% premium to ADVO’s closing price on March 28, 2006.” If granted permission to proceed, Mr. Schultz wrote that Valassis and its lenders “would be willing to begin a confirmatory due diligence review immediately, which given [Valassis’s] work to date could be completed expeditiously.”

30. ADVO’s board of directors reviewed Valassis’s letter at a meeting on April 7, 2006. At that time, the ADVO board formed a special committee comprised entirely of independent directors to oversee the response to Valassis’s proposal.

31. The ADVO board discussed Valassis’s proposal further at its regular meeting on May 3 and 4, 2006, and determined to approve a limited waiver to the Non-Disclosure Agreement to enable Valassis to make a non-public, fully financed proposal for a cash acquisition, and to permit Valassis to engage in further due diligence. ADVO’s Mr. Harding advised Valassis’s Mr. Schultz of the board’s determinations on

May 4, 2006, and informed him that ADVO would establish an electronic “data room” for Valassis’s due diligence purposes.

ADVO’s data room

32. The data room that ADVO created is a secure, password-protected website through which Valassis and its advisors — as well as a private equity firm that was a potential investment partner for Valassis in the ADVO acquisition — were able to view a substantial volume of ADVO documents (some of which are non-public), including corporate charters and by-laws, material contracts, financing arrangements, personnel data, tax records, information technology documents (including documents relating to the SDR project) and detailed financial data (including interim unaudited historical data and forecasts and projections). Prior to the execution of the Merger Agreement, ADVO posted over 800 documents to the data room.

33. In order to gain access to the data room, each of Valassis’s representatives was required to manifest his or her agreement to certain “Conditions of Access” governing the use of the information contained in the data room. Each Valassis representative had to click a button that said “I Accept” those conditions. In so doing, each of Valassis’s representatives affirmatively agreed that “ADVO, Inc. is making no representations or warranties, express or implied, as to the accuracy or completeness of the information, and that ADVO, Inc. will have no liability with respect to any use or reliance upon any of the information.” (Emphasis added in part.) These Conditions of

Access expressly referred to the Non-Disclosure Agreement that the parties executed in November 2005. Together, the two interrelated agreements formed a single contract governing Valassis’s conduct of due diligence.

34. Valassis representatives first accessed the ADVO data room on May 15, 2006 and did so repeatedly, prior to the execution of the Merger Agreement, to review and print documents. As its various representatives gained access to the room, Valassis repeatedly manifested its assent that ADVO was not making any representations or warranties with respect to the accuracy or completeness of the information supplied to Valassis in the course of due diligence and that ADVO would not be liable with respect to Valassis’s use of or reliance upon such information.

Valassis proceeds with due diligence.

35. On May 18 and 19, 2006, members of the ADVO and Valassis management teams, as well as their respective financial and legal advisors and representatives of the potential equity investor, met in New York. ADVO’s management made presentations and provided information relating to ADVO’s operations and finances, and there were break-out sessions that continued into the following day. ADVO made clear at those meetings, and throughout Valassis’s due diligence process, that ADVO was facing short-term difficulties and risks, including with respect to its relationship with the Albertsons grocery chain, its Zone Products business and its roll-out of SDR.

36. In response to questions that Valassis asked about the Albertsons acquisition during the May 18–19 meetings, ADVO’s Stephanie Molnar stated that

REDACTED

This risk was further disclosed to Valassis in documents that ADVO posted to the electronic data room both before and after the meetings on May 18 and 19. Thus:

•	The Form 10-Q that ADVO filed with the SEC on May 4, 2006, which was then posted to the data room on May 11, stated that “One of the Company’s largest customers, accounting for approximately 5% of total revenues, is being sold to several companies…. At this time [ADVO] is unable to predict how the sale will affect its business.”

•	A document that ADVO posted on May 26 discussed Albertsons

REDACTED

•	A document posted to the data room on June 29 reported

REDACTED

37. With respect to Zone Products, ADVO management, during the May 18–19 meetings, discussed the problems stemming from the growth in advertisement cancellations by ADVO’s satellite installation customers,

REDACTED

In addition, on April 17, 2006, roughly four weeks before those meetings, ADVO issued a press release that gave a “preliminary outlook” on ADVO’s second fiscal quarter results, disclosing that revenues and profits for the quarter would be below analyst expectations. ADVO’s Mr. Harding stated in that release that management was “not pleased with [the company’s] performance on either revenue or profits,” as “[b]oth were affected primarily by softness in our high-margin [Z]one [P]roduct revenue, among several other factors.” And when ADVO announced its actual second quarter results on April 25, 2006, Mr. Harding publicly disclosed that the “excessively high Zone Product client cancellations concentrated primarily in the satellite category” presented “major challenges this fiscal year.”

38. Notwithstanding the “excessively high… cancellations” and “softness” in ADVO’s Zone Products business, Valassis’s Mr. Schultz spoke with ADVO’s Mr. Harding soon after the April 25 earnings call and told Mr. Harding not to be concerned about an off quarter. Mr. Schultz said that Valassis’s interest in combining the two companies had nothing to do with a single fiscal quarter or year, but instead was driven by the long-term potential of the combined enterprise.

39. In addition to briefing Valassis on these near-term risks, ADVO also communicated to Valassis during the due diligence process that the promotional nature of ADVO’s business made it difficult to predict ADVO’s financial performance from period to period. Mr. Hutter discussed this during the meetings on May 18 and 19, as well as a meeting on May 30, 2006. And the message was reinforced in ADVO’s SEC filings, which were posted in the data room. As explained in the Form 10-Q that ADVO filed two weeks before the May 18–19 sessions began:

The Company’s business is promotional in nature, and ADVO serves its clients on a “just in time” basis. As a result, fluctuations in the amount, timing, pages and weight and kinds of advertising pieces can vary significantly from period to period, depending on its customers’ promotional needs, inventories and other factors. In any particular period these transactional fluctuations are difficult to predict, and can materially affect the Company’s revenue and profit results, (Emphasis added.)

ADVO launches SDR.

40. As Valassis continued its due diligence, ADVO was working through the launch of its SDR program, which went fully live for the first time at the beginning of ADVO’s third fiscal quarter. The transition to SDR went relatively smoothly for a project of its size and scope. Inevitably, however, there were adjustments to be made and bugs to be ironed out once the program went live. In the first few weeks after the launch, issues with the new SDR software occasionally threatened to impede the shipment of advertising, leaving ADVO’s associates with no choice but to override the software in order to meet clients’ advertising needs. Since the SDR software was designed to handle the bookkeeping for ADVO’s shipments, these occasional adjustments gave rise to bookkeeping discrepancies that ADVO would later have to reconcile.

41. In addition, because ADVO’s associates were still learning the software, numerous entries were entered incorrectly during the months of April and May 2006,

which resulted in bills not being issued by the system on a timely basis or being issued with erroneous data.

REDACTED

42. The impact of the SDR implementation issues was twofold: ADVO had to incur the expense of resolving them (including the expense of hiring analysts, designers, and programmers to help the company work through the issues); and until they were resolved, they impaired ADVO’s ability to track and forecast its financial results. For example, although ADVO normally closes its books on a monthly basis, SDR-related issues prevented ADVO from conducting its full monthly closing process for the month of April 2006. It was only after the full month of May 2006 was complete that ADVO had sufficient clarity to conduct its full closing process for both April and May on a combined basis.

43. These types of accounting adjustments were unavoidable in connection with the launch of an enterprise-wide management system such as SDR. Indeed, ADVO’s purpose in launching SDR on the very first day of its third fiscal quarter was to allow itself time to work through such issues before the end of a fiscal reporting period.

44. Prior to the implementation of SDR, ADVO used another software tool called the “Daily Orders Report,” or DOR, to track order volumes on a daily basis. The

DOR gave ADVO a certain degree of visibility into its sales activity and, as a result, its revenues. When SDR went live at the beginning of the third fiscal quarter of 2006, however, the DOR software tool became unusable because it was not compatible with the new SDR system. Consequently, starting with the third fiscal quarter, ADVO was temporarily unable to track on a current basis its order activity and the revenues to be realized therefrom. Coupled with the “transactional fluctuations” inherent in ADVO’s business, the absence of the DOR and ADVO’s resultant inability to track its orders and revenues on a current basis made it all the more difficult for ADVO to forecast its revenues and operating income.

45. Valassis understood the short-term risks that the SDR roll-out presented. ADVO highlighted them for Valassis during the February 6, 2006 meeting of the senior management teams. Then, in ADVO’s investor conference call of April 25, 2006, ADVO’s Chief Financial Officer Jeffrey Epstein publicly stated that, although the SDR System was now “live,” “there are still a number of adjustments and improvements [that ADVO’s SDR team members] are making”; and that the process “will probably last six months from when it started... probably through the fall.” Mr. Epstein also stated during the April 25 investor conference call that, as a result of the SDR implementation, “in the short term we’re becoming less efficient.”

46. The Form 10-Q that ADVO filed on May 4, 2006 echoed Mr. Epstein’s remarks and warned of the risks that the SDR roll-out presented, including the risk that SDR might jeopardize ADVO’s internal controls:

[T]he Company recently launched its new order delivery system. If the Company experiences unforeseen difficulties with the transition, the resulting disruption could adversely affect the Company’s business, sales, results of operations and financial condition. In addition, the Company’s ability to maintain internal controls may be negatively impacted by the Company’s implementation of its new order delivery system. If internal controls are not maintained, the Company may not be able to ensure that it can conclude that it has effective controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. (Emphasis added.)

47. The issues presented by the installation of SDR were flagged yet again for Valassis when the management teams met on May 18, 2006. In response to a question from Mr. Schultz whether ADVO had encountered any issues with respect to the implementation of SDR, ADVO’s Chief Information Officer Marie Gant acknowledged that ADVO had indeed encountered the same issues that other companies adopting new enterprise software systems had and that many in the organization had “expressed pain” over its adoption. And as the SDR roll-out unfolded, ADVO informed Valassis that ADVO was unable to close its books for the month of April, and repeatedly advised Valassis that the SDR launch would temporarily make it difficult for ADVO to track and forecast its financial results.

48. After the due diligence sessions on May 18 and 19, Valassis’s due diligence team focused heavily on the SDR effort. A log of their inquiries shows that on May 22, 2006, they asked ADVO the following questions, among others:

•	“Are you confident the new system will provide financial stability?”

•	“How is the SDR Portfolio Managed?”

•	“Change Management is critical to the success of major change initiatives, how are you retaining those skills?”

•	“If SDR is not yet complete, what are the major program risks on the SDR launch?”

49. ADVO’s Marie Gant addressed these and other information technology issues during a conference call on May 24 with John Lieblang (Valassis’s Chief Technology Officer), Steve Mitzel (Valassis’s Director of Global Finance and Reporting) and Lome Groe (Valassis’s Director of Mergers and Acquisitions) and Valassis’s investment bankers. When Ms. Gant was asked whether she was confident that SDR will provide financial stability, she said she was confident that it would over the long-term, after a six to nine month stabilization period during which ADVO would have to work through certain growing pains with SDR. Mr. Lieblang acknowledged in subsequent conversations with Ms. Gant that this was normal for a system roll-out of this type.

50. Soon after Ms. Gant answered Valassis’ questions on the May 24 conference call, ADVO’s Ms. Molnar posted to the data room a document that reported on some of the SDR-related growing pains that ADVO’s sales and customer service associates were dealing with. Among other problems that arose during the SDR stabilization period, the document noted that:

•	“[T]he time to process an order has increased.”

•	“Orders can get ‘stuck’ in the system.”

•	“The first several week[s] of being in Oracle we experienced some high levels of anxiety” among customer service and sales personnel.

•	“[T]ension levels increased amongst the team and field.”

51. Having been alerted to these SDR issues, Valassis on June 23, 2006 asked ADVO for a progress report on the effectiveness of the SDR implementation. In response, ADVO on June 28 posted to the data room an “Information Technology Update,” which had been shared with the ADVO board of directors at their meeting on June 21 on 22. The update stated that work continued through May and early June on “stabilizing the SDR system and new enterprise processes”; noted that ADVO “had a difficult April month-end close, working through downstream issues caused by our first few weeks in production as well as some system defects”; and made clear that ADVO was “continu[ing] to focus on stabilization.”

52. After all of Valassis’s due diligence on SDR, its senior management recognized that these transitional headaches were not unusual and did not present any long-term threat to ADVO’s business. To the contrary, Valassis’s Mr. Schultz would state in a company-wide address to ADVO associates on July 10, 2006 that despite the short-term “pain” involved — as Ms. Gant had described it on May 18 — Valassis viewed ADVO’s implementation of SDR “very positively”:

We know, number one, when we say that we know that the SDR implementation is causing many of you a lot of pain, discomfort, work, a lot of effort is going into that, so let’s get that right up front, but we also know from other experiences that that’s not unusual, and in fact, typically what happens when you do an E[nterprise] R[esource] P[lanning] system is, you have to put more work in up front to get that order into the system, so there’s more time spent in the order entry phase, but once you get it in, then it goes faster on the back end throughout the organization, so we don’t think anything that’s going on here is unusual in that regard.

Mr. Schultz went on to say that Valassis, in acquiring ADVO, hoped to benefit from ADVO’s experience with SDR: “Quite frankly,” he said, “it’s a system that we have been moving towards in our organization, and we’re interested to see if we can piggyback on what has already been created here with your new system.”

Valassis bids $35.25 in cash for ADVO’s shares.

53. Notwithstanding the short-term difficulties that ADVO was facing with its Zone Products business and the SDR roll-out, Valassis on June 2, 2006 submitted a non-binding written proposal to acquire ADVO for $35.25 in cash per share. The proposal enclosed a draft merger agreement as well as a letter from Bear Stearns committing to provide Valassis with $1.4 billion in financing for the transaction.

54. ADVO’s board of directors met to discuss Valassis’s proposal on June 5, 2006. After noting that the $35.25 per share non-binding proposal was well below the $38 to $40 range that Mr. Schultz had proposed in his letter of March 29, 2006, and after consulting with its financial advisors, the ADVO board decided to reject Valassis’s proposal. Two days later, ADVO ended Valassis’s access to the data room.

55. On June 10, 2006, Mr. Schultz met with Mr. Harding in Chicago at Mr. Schultz’s request. Mr. Schultz expressed his disappointment with the ADVO board’s rejection of Valassis’s June 5 proposal. Mr. Harding responded that Valassis should not have been surprised by the ADVO board’s response in view of the gap between the $35.25 per share non-binding proposal and Valassis’s initial indication of interest at $38–40 per share.

Valassis raises its bid and lowers its earnings guidance.

56. On June 13, 2006, Valassis returned with an increased offer of $36.25 per share, conditioned upon ADVO reopening its electronic data room, among other things. At its meeting on June 21–22, 2006, the ADVO board, after reviewing ADVO’s business strategies and prospects, discussed and decided to reject Valassis’s revised offer, but Valassis was permitted to access the data room and its due diligence efforts continued.

57. On June 26, 2006, Valassis announced that it was lowering its earnings guidance for 2006 to a range of $1.60 to $1.80 in diluted earnings per share from its previously projected range of $1.95 to $2.15 per share, and its earnings guidance for the second quarter of the year to a range of $0.38 to $0.42 per share from its previously projected range of $0.49 to $0.55 per share. Valassis attributed this revised guidance to “continued softness” in its FSI and “neighborhood targeted” businesses, both of which were “experiencing pricing pressure.”

Valassis finishes its financial due diligence.

58. The same day that Valassis cut its second quarter guidance, ADVO posted to the data room a recently prepared financial report that contained unaudited interim financial results for April and May 2006 — the two months that ADVO closed on a combined basis as a result of the transition to SDR. As first reported to Valassis (but not publicly), these unaudited interim results showed combined revenues         REDACTED         for April and May ($2.2 million over forecast) and combined operating income of         REDACTED         ($0.6 million below forecast). The financial report also contained the revenue and income forecasts for ADVO’s fiscal June month and fourth fiscal quarter, which had been created for those periods in April and had not been updated.

59. On June 28, 2006, two days after this financial report was posted to the data room, Steve Mitzel and Lome Groe of Valassis’s financial staff held a conference call with ADVO’s Chris Hutter and William Barbieri. Mr. Mitzel and Mr. Groe asked questions about ADVO’s key financial metrics. In response to their questions on the subject of the third fiscal quarter of 2006 in particular, Mr. Hutter stated that, after April and May, the company was essentially on track, and he did not have a reason to believe that ADVO would miss its third quarter forecast. Mr. Hutter noted, however, that the then-current forecast for June 2006 was stale, having been prepared in April. He also noted that, given the nature of ADVO’s business, the inherent difficulty of predicting the company’s results, and the absence of the DOR tool, ADVO would not know whether it was meeting its third quarter forecast until it closed its books for that quarter in July.

The parties reach a deal at $37 cash per share.

60. After Valassis’s Mr. Schultz asked to meet with one or more members of ADVO’s special committee, ADVO’s non-executive Chairman John Mahoney, Mr. Harding and ADVO’s advisors met in Boston on June 30, 2006 with Valassis’s senior management and advisors. At that meeting, Mr. Mahoney told Mr. Schultz that Valassis’s latest proposal of $36.25 was insufficient. Mr. Schultz replied that Valassis’s “walk-away price” was $37.00 in cash per share. Mr. Mahoney said he would be prepared to recommend that the ADVO board of directors accept an offer at that price, if Mr. Schultz would affirm that Valassis was committed to closing the deal at that price, and provided the parties could agree upon terms and conditions of a merger agreement that would provide ADVO substantial certainty that Valassis would close the transaction. Mr. Schultz assured Mr. Mahoney that Valassis was committed to closing the transaction at $37.00 per share.

61. At a meeting later on June 30, after discussing the proposed transaction with its legal and financial advisors, ADVO’s special committee decided it would support the $37.00 per share acquisition price, assuming satisfactory completion of a definitive merger agreement as promptly as possible.

62. After several days of negotiations, the ADVO board of directors met on July 5, 2006 and, following discussion with its legal and financial advisors, approved the Merger Agreement. ADVO, Valassis and Merger Sub signed the Merger Agreement early in the morning on July 6, 2006. The companies then issued a joint press release announcing the proposed transaction, which quoted Mr. Schultz as follows:

Together, Valassis will be well positioned for growth as a more. We will have an unsurpassed ability to deliver value and savings to diversified company with complementary capabilities, product offerings and clients consumers where, when and how they want — and to do so with advanced analytics and targeting capabilities that maximize advertisers’ return on investment. This combination is a first in the media services industry and uniquely positions us to capture growth by anticipating the needs of the marketplace and evolving to meet them.

The Merger Agreement

63. The Merger Agreement requires Valassis to pay $37.00 in cash for each of the outstanding shares of ADVO. Consistent with ADVO’s wishes, the terms of the Merger Agreement were designed to provide substantial certainty with respect to Valassis’s obligation to close. That obligation is not conditioned upon Valassis conducting any post-signing due diligence or upon Valassis’s ability to obtain financing for the merger.

64. ADVO’s representations and warranties are set forth in Section 3.01 of the Merger Agreement. The opening paragraph of that Section provides that each of ADVO’s representations and warranties in Section 3.01 are qualified by disclosures made in (i) ADVO’s publicly available SEC filings made prior to July 5, 2006, and (ii) the disclosure schedules delivered by ADVO to Valassis prior to the execution of the Merger Agreement.

65. In Section 3.01(e)(i) of the Merger Agreement, ADVO represented and warranted that the financial statements contained in its SEC filings since January 1, 2003 fairly presented in all material respects the consolidated financial position of ADVO and its subsidiaries. The Merger Agreement, however, contained no representation or warranty as to the accuracy of any ADVO financial information provided in due diligence with respect to the months of April and May 2006, as to which no SEC filing had been made as of July 5, 2006. The Merger Agreement also contained no representation or warranty as to the accuracy of any projections or forecasts made by ADVO with respect to the period post-dating the Merger Agreement.

66. In Section 3.01(e)(iii) of the Merger Agreement, ADVO represented and warranted that it “maintains a system of internal controls over financial reporting in all material respects in accordance with applicable law,” ADVO further represented and warranted in this section that, with respect to each reporting period in which reviews of its internal controls over financial reporting were required to be implemented under law, ADVO has described to its auditors and its audit committee (A) any “material weaknesses,” “control deficiencies,” or “significant deficiencies” identified in the design or operation of ADVO’s internal controls, (B) each letter to or from or material discussion with its internal or outside auditors relating to such “material weakness,” “control deficiencies,” or “significant deficiencies,” and (C) any fraud or allegation thereof, known to ADVO, which involves its system of internal controls.

67. In Section 3.01(g) of the Merger Agreement, ADVO represented and warranted that it had not suffered any Material Adverse Change from the date of the most recent financial statements included in ADVO’s SEC filings (March 25, 2006) to the date of the Merger Agreement (July 5, 2006). In addition, Section 6.02(c) of the Merger Agreement conditioned the obligations of Valassis and Merger Sub to close the merger upon the absence of any Material Adverse Change at ADVO between the date of the Merger Agreement and the closing (excluding disclosures made on the disclosure schedules). The Merger Agreement, which provides (in Section 8.08) that its terms are governed by Delaware law, defines Material Adverse Change and Material Adverse Effect in Section 8.03(c) as follows:

“Material Adverse Change” or “Material Adverse Effect” means any event, development, circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company [i.e., ADVO] and its Subsidiaries, taken as a whole, except for any such effects or changes arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, (ii) changes in general economic or political conditions or the financial, credit or securities markets, as long as such changes do not substantially disproportionately affect the Company, (iii) changes in laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules applicable to the Company and its Subsidiaries, (iv) changes affecting generally the industries in which the Company or its Subsidiaries conduct business, as long as such changes do not substantially disproportionately affect the Company, or (v) any outbreak or escalation of hostilities or war or any act of terrorism.

68. Section 5.02(a) of the Merger Agreement requires ADVO to grant Valassis reasonable access, upon reasonable prior notice, to information about ADVO’s business, as long as Valassis’s requests for such information are not unreasonably disruptive of ADVO’s operations. Section 5.02(a) states in pertinent part:

To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, financing sources (and their advisors) and other Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries....

69. In Section 5.03 of the Merger Agreement, the parties committed to use their reasonable best efforts to take all actions necessary to consummate the transaction in the most expeditious manner practicable. In furtherance of this obligation, ADVO has distributed a definitive proxy statement to its stockholders, sent required notices of an impending change in control, and scheduled a special meeting of stockholders for September 13, 2006 to vote on a proposal to adopt the Merger Agreement.

70. Section 6.02 of the Merger Agreement sets forth the conditions to the obligations of Valassis and Merger Sub to effect the merger. Section 6.02(a) is a “bring-down” provision. With respect to representations and warranties such as Section

3.01(e)(iii) (pertaining to “internal controls”), Section 6.02(a) conditions the obligations of Valassis and Merger Sub to close upon such representations being “true and correct at and as of the Closing Date as though such representations and warranties had been made at and as of such time... except for such failures to be true and correct that would not have a Material Adverse Effect.” In other words, if ADVO fails to maintain a system of internal controls over financial reporting in accordance with applicable law, such failure would not excuse Valassis’s and Merger Sub’s performance unless it would result in a Material Adverse Effect.

71. Section 6.02(b) of the Merger Agreement conditions the obligations of Valassis and Merger Sub to effect the Merger on ADVO’s having performed “in all material respects all obligations required to be performed by [ADVO] under this Agreement at or prior to the Closing Date.” For example, any failure by ADVO to afford Valassis “reasonable access” “during normal business hours and upon reasonable prior notice to [ADVO]” to books, records and personnel in breach of its agreement to do so in Section 5.02(a), would not excuse Valassis’s and Merger Sub’s performance unless ADVO failed to comply with Section 5.02(a) “in all material respects.”

72. Section 7.01 of the Merger Agreement sets forth the parties’ respective termination rights. Section 7.01 (c) permits Valassis to terminate the Merger Agreement if ADVO’s breach of a representation, warranty, covenant, or agreement set forth therein “(A) would give rise to the failure of a condition set forth in Section 6.02(a) [or] 6.02(b)...” and “(B) is incapable of being cured by [ADVO]” within 30 days of its receipt of written notice of a breach from Valassis. In other words, Valassis may not terminate the Merger Agreement on the grounds that the representation and warranty in Section 3.01(e)(iii) made by ADVO is no longer true unless such failure to be true would have a Material Adverse Effect, and Valassis may not terminate the Merger Agreement on the grounds that ADVO has failed to perform its covenant under Section 5.02(a) unless ADVO has failed to perform such obligation “in all material respects.” In either instance, moreover, Valassis may not terminate the Merger Agreement unless the breach was incapable of being cured within 30 days of its receipt of notice thereof from Valassis.

73. In Section 8.10 of the Merger Agreement, the parties agreed that specific performance is an appropriate remedy for any breach or threatened breach thereof:

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

Valassis comes under criticism when the deal is announced.

74. Valassis and ADVO announced their entry into the Merger Agreement prior to the opening of trading on July 6, 2006. In the parties’ joint press release, Mr. Schultz of Valassis expressed the same enthusiasm for the transaction that he showed over the roughly eight months he had pursued ADVO. “Together, Valassis and ADVO will be well positioned for growth as a more diversified company with complementary capabilities, product offerings and clients,” he said. “This combination is a first in the industry and uniquely positions us to capture growth by anticipating the needs of the marketplace and evolving to meet them.” Mr. Schultz further described the transaction as “an exciting opportunity for employees, clients and shareholders,”

75. In a July 6, 2006 conference call, Mr. Schultz explained to Wall Street analysts the strategic rationale for the merger. Mr. Schultz characterized the combination of ADVO and Valassis as “compelling,” and stated that the “ADVO shared mail business model is very similar to the FSI model and therefore one which we understand exceptionally well.” He added that “[w]hen you consider that ADVO’s national shared mail distribution network is nearly impossible to duplicate, we believe it to be a franchise with significant value.” Mr. Schultz also explained to analysts Valassis’s business justification for agreeing to pay $37 a share for ADVO, including Valassis’s confidence in its ability to achieve $40 million in cost synergies alone:

To us without synergies we believe ADVO is worth a share price in the low 30s….

Through our due diligence process we identified cost and capital expenditure synergies representing $14 to $16 per share. At a $37 purchase price we have paid ADVO’s shareholders less than half the cost in capital expenditure synergies and kept more than half for our shareholders. We also believe there are substantial revenue synergies…. All revenue synergies will accrue to Valassis shareholders….

… I think the fact that ADVO’s stock — and this is from my perspective —was near a five-year low really put us in a situation where we could get the deal done at the kind of pricing we were talking about. I think reality is if ADVO’s shares were trading at $32 and $33 a share like they were just not that long ago, three months ago, I think it would have been impossible for us to get this deal done at $37 a share. So I think the timing was really right to get this done.

In view of this synergy analysis, Mr. Schultz stated, Valassis concluded that $37 was a “fair price to pay.” And, in response to an analyst’s question as to whether Wall Street had undervalued ADVO on a standalone basis, Mr. Schultz observed that ADVO had had a “substantial miss in terms of their last quarter from an earnings perspective which… has a tendency to drive the stock down” and that “investors oftentimes can overreact to those situations.” Mr. Schultz noted that the long-term DCF value of a company does not change dramatically simply because it misses a quarter, and assured the analysts that when Valassis “looked at it from a long-term shareholder value creation” perspective, “we really felt that this combination of ADVO and Valassis was a way to create substantial long-term value for [Valassis] shareholders.”

76. Unfortunately, many Valassis shareholders did not seem to agree. After closing at $23.22 on the afternoon of July 5 (the day before Valassis and ADVO announced the deal), the Valassis stock price sank to $19.57 by the end of trading on July 6, and fell again to $18.46 on July 7 — a two-day 20.5% drop in value.

77. Several research analysts who cover Valassis were likewise skeptical about the wisdom of the deal from Valassis’s perspective. Paul Ginocchio of Deutsche Bank was particularly bearish: “We are not fully sold on why [Valassis] needs to own ADVO, beyond diluting exposure to the very competitive FSI market. This seems more like a statement on how tough the FSI business has become. We also think the cross selling of [Valassis’s] products into ADVO’s clients, and vice versa, is not a foregone conclusion.” Deutsche Bank cut its price target for Valassis from $23 to $21 (after having just cut its price target the day before from $25 to $23).

78. Similarly, Steven Barlow of Prudential Equity Group warned Valassis shareholders that an “acquisition of this magnitude does not solve the underlying fundamental problems [at Valassis] and creates additional worries.” And Charles Cerankosky of KeyBanc noted that “[t]he assimilation of the ADVO acquisition represents the typical challenges of integrating a completely new corporate culture plus the increased indebtedness used to finance it” — all at a time when Valassis’s earnings were under pressure from the price war in the FSI business and from “competitive headwinds” in Valassis’s other business segments.

Valassis comes down with buyer’s remorse.

79. As the criticism mounted and the “competitive headwinds” in the industry continued to blow, Valassis management began to look for a way out of the deal. They hit upon a pretext in late July, as the two companies were preparing to announce their financial results for their recently ended fiscal quarters. Each company’s results were disappointing: Valassis’s Mr. Schultz announced on July 27 that “[t]he first half of 2006 has been disappointing for our business and the industry in general.”

80. The day before that, on July 26, ADVO sent Valassis draft quarterly earnings data that showed a shortfall as compared to the third quarter forecast that ADVO had previously provided to Valassis. And in follow-up phone conversations on July 28 and July 31, ADVO management advised Valassis that ADVO had found small errors in the interim financial results for April and May that ADVO had earlier provided — an understatement of postage and distribution expenses of approximately $ 1.7 million and an understatement of printing and paper expenses of approximately $0.9 million for the two months —

REDACTED

81. All three of these issues — the correction of the interim results for April and May, the shortfall in third quarter results as opposed to ADVO’s forecast, and the lowered fourth quarter forecast — were largely attributable to risks and circumstances that Valassis had been made well aware of during due diligence or otherwise already knew: the short-term implementation issues presented by the SDR roll-out; the short-term challenges in ADVO’s Zone Products business; the adverse conditions that Mr. Schultz had publicly acknowledged were affecting the “industry in general” (or some combination of the three). In any event, since all three risks related to information that ADVO had provided in its data room — the third quarter forecast, the April and May interim results, and the fourth quarter projections — Valassis had previously agreed that

ADVO was disclaiming any representations or warranties with respect to such information and that ADVO would not be held liable for whatever reliance Valassis had chosen to place on that information.

82. Furthermore, to the extent that ADVO’s third quarter performance and fourth quarter projected performance are attributable to conditions in the “industry in general,” the definition of Material Adverse Change in the Merger Agreement carves out “changes affecting generally the industries in which [ADVO] conduct[s] business, as long as such changes do not substantially disproportionately affect [ADVO],” and ADVO’s performance in the third quarter and its projected performance in the fourth quarter has not been “substantially disproportionately” affected by the current conditions in the advertising industry. These industry conditions affected not just Valassis and ADVO, but also Harte-Hanks, Inc., another direct marketing company, and newspaper companies generally. Harte-Hanks announced quarterly earnings below analyst expectations the same day that Valassis announced its fiscal 2006 second quarter earnings, resulting in a 10% drop in Harte-Hanks’ stock price.

83. Nevertheless, Valassis seized on all three issues as purported excuses for backing out of the Merger Agreement. In a letter dated July 31, 2006, Valassis’s counsel demanded that ADVO make its employees and auditors available for discussions with Valassis, asked for a broad range of additional documents, and implied that its investigation of these issues could at a minimum delay the anticipated closing date of the merger.

84. ADVO cooperated with these Valassis requests. It made additional documents available in the electronic data room, and it hosted Valassis’s financial managers and Deloitte & Touche, Valassis’s outside accountants, for two days of meetings at ADVO’s headquarters on August 7 and 8, 2006. Those meetings were cordial and productive: the Valassis team seemed to develop an understanding surrounding the issues of purported concern and they indicated on August 8 that they had no need to continue the meetings. Nevertheless, Valassis’s CEO Alan Schultz called ADVO’s CEO Scott Harding on August 14 — almost a week later — and said he planned to send a new team of “independent” accountants from KPMG to ADVO’s headquarters to continue Valassis’s investigation. Later that day, Valassis’s counsel advised ADVO’s counsel that KPMG would be serving as “forensic accountants.”

85. The next day, August 15, 2006, Valassis advised ADVO that the forensic accountants would require access to “[a]ll internal communication regarding changes in forecasts/projections and financial impact of system conversion,” an “electronic download” of ADVO’s general ledger for fiscal 2005 and 2006, and “[a]ll budgets, including drafts, prepared for fiscal years 2005, 2006 and 2007.” Valassis also said its forensic accountants “need[ed] access to appropriate people [i.e., ADVO associates] as necessary to answer questions and provide information in various areas of review.”

86. As it was now clear that Valassis’s requests for information were ranging far beyond the three issues that Valassis claimed to be concerned about and were becoming unreasonably disruptive of ADVO’s business, ADVO’s counsel sought to establish a protocol with Valassis’s counsel for the handling of Valassis’s inquiries. ADVO’s counsel agreed that the KPMG forensic accountants could have access to ADVO’s general ledger on a read-only basis and to board minutes at ADVO’s offices on August 17 and could return on August 21 to speak to ADVO associates.

87. Notwithstanding this protocol, when a team of forensic accountants from KPMG appeared for a meeting at ADVO’s headquarters on August 17, 2006, they aggressively demanded that they be allowed to interrogate ADVO associates of their choosing outside the presence of counsel or co-workers. When ADVO objected to these demands as contrary to the protocol, the forensic accountants insisted that this showed ADVO had something to hide.

88. In response to ADVO’s objection to the forensic accountants’ conduct, Valassis’s counsel, in a letter dated August 18, 2006, demanded that the forensic accountants be “(i) permitted to review and get copies of anything related to the financial condition of ADVO without exception, and (ii) given full access to talk to any ADVO employees that [they] wish[] on a one-to-one basis.” Although the Merger Agreement only entitles Valassis to “reasonable access” to ADVO’s records — upon reasonable notice and in a manner not unreasonably disruptive of ADVO’s business — Valassis’s counsel demanded that her client be given “free and unfettered access” to ADVO.

Valassis management says it will not recommend that Valassis’s directors close the deal.

89. In an effort to resolve these tensions and find a workable way forward, ADVO’s Mr. Harding reached out to Valassis’s Mr. Schultz by telephone call and email on August 19, 2006. Mr. Schultz chose not to return the calls, but sent an email message on August 21, stating that he might be in a position to respond to Mr. Harding after a meeting of the Valassis board of directors later that week. ADVO, in the meantime, stood ready to provide Valassis with “reasonable access” to its records and otherwise to comply with the Merger Agreement.

90. After the Valassis board met, Mr. Schultz called Mr. Harding on August 23, 2006, and proposed a meeting. Mr. Schultz and Valassis’s CFO Mr. Recchia met with Mr. Harding, ADVO’s Chairman Mr. Mahoney and ADVO’s CFO Mr. Epstein on August 28, 2006. At the meeting, Mr. Schultz, reading from a lengthy prepared script, stated that, “based on where things stand today and what we now know, we cannot advise our board of directors to move forward” with the transaction. Mr. Schultz suggested that ADVO had fraudulently induced Valassis to enter the Merger Agreement by providing Valassis false financial results for April and May 2006 and false forecasts for ADVO’s third and fourth quarters. And he reiterated Valassis’s demand that its forensic accountants be given “unfettered” access to ADVO’s books and personnel to conduct an investigation.

Valassis asks ADVO to re-trade the deal, just before accusing ADVO of fraud.

91. Mr. Mahoney and Mr. Harding responded to Mr. Schultz’s demand in a letter to the Valassis board of directors dated August 29, 2006. Their letter explained why Valassis has no legal basis to back out of the Merger Agreement, and asked the Valassis board to promptly reaffirm its commitment to consummate the transaction on the original terms.

92. The next day, Valassis and its representative called ADVO and its representatives to advise them that the Valassis board had approved commencing litigation against ADVO later that afternoon unless ADVO would agree within one hour to two demands: (1) to provide Valassis with full and unfettered access to all ADVO personnel and documents, and (2) to enter into good faith negotiations regarding the purchase price for the ADVO shares in the merger. This was the first time that Valassis had proposed renegotiating the purchase price set forth in the Merger Agreement. ADVO’s board of directors rejected Valassis’s demands.

93. Valassis filed the complaint in this action on the afternoon of August 30. And although Valassis had just tried to renegotiate the purchase price for ADVO, it issued a press release stating that it was the “victim[] of fraud” and that “ADVO had left us with no choice” but to sue.

94. Valassis’s purported concerns over ADVO’s accounting entries and forecasts are entirely pretextual. They do not support a claim of fraud or Material

Adverse Change, and they do not give Valassis any basis to rescind or terminate or otherwise evade its obligations under the Merger Agreement:

a.	The accounting adjustments to ADVO’s interim results for April and May 2006 — small errors in the accounting for postage and distribution costs and paper and printing expense — were plainly immaterial. ADVO, the largest customer of the United States Postal Service, incurs some $700 million in postage and distribution costs annually and spends roughly $180 million per year on paper and printing. Against that backdrop, an additional $2.6 million in postage, distribution, paper and printing expenses represented approximately 0.3% of ADVO’s annual expenses for such items. Those additional expenses cannot have been material to an acquiror like Valassis, which was paying $1.2 billion for ADVO, and which was already well aware that ADVO’s SDR roll-out had complicated the closing of ADVO’s books in April and May.

b.

ADVO’s shortfall in the third quarter as compared to its forecast was largely caused by the SDR roll-out and the adverse conditions that affected the industry generally. Valassis was well aware of both of those factors when it signed the Merger Agreement. The SDR roll-out has had no adverse effect on ADVO’s long-term earnings potential. To the contrary, as Valassis’s Mr. Schultz recognized when he addressed ADVO’s associates on July 10, the whole purpose of implementing SDR was to improve the efficiency of its business over the long haul. And ADVO’s shortfall in the third quarter does not represent a Material Adverse Change under the Merger Agreement. As noted above, the Merger Agreement’s definition of “Material Adverse Change” carves out “changes affecting generally the industries in which [ADVO] conducts business, as long as such changes do not substantially disproportionately affect [ADVO].” The current adverse conditions in the advertising industry have not substantially disproportionately affected ADVO. Valassis itself publicly announced lowered earnings guidance on June 26 due to “continued softening” and “pricing pressure in its own businesses.”

c.

REDACTED

— as

Valassis was well aware from its due diligence prior to the execution of the Merger Agreement. ADVO has already made strides towards replacing the lost revenue resulting from         REDACTED        , and has taken steps to prevent similar         REDACTED         from hurting ADVO’s revenues in the future. In short, ADVO has not suffered any durationally significant adverse effects to its overall earnings potential that would constitute a Material Adverse Change.

d.

Furthermore, as noted above, ADVO’s representations and warranties in the Merger Agreement — including its representation and warranty that it did not suffer a Material Adverse Change between the date of its then most recent financial statement filed with the SEC (March 25, 2006) and the date of the Merger Agreement (July 5, 2006) — was expressly qualified by any disclosures made in ADVO’s SEC filings prior to the Merger Agreement. ADVO’s Form 10-Q for the quarter ended March 25, 2006 disclosed, among other things, that: (i) “transactional fluctuations [in ADVO’s business] are difficult to predict, and can materially affect the Company’s revenue and profit results”; (ii) SDR was newly launched; the company was making “normal and expected adjustments”; “additional resources” might be needed to “stabiliz[e] the new system”; and if ADVO experienced difficulties with the SDR transition, “the resulting disruption could adversely affect [ADVO’s] business, sales, results of operations and financial condition” such that ADVO’s “ability to maintain internal controls may be negatively impacted by [its] implementation” of SDR; (iii) Albertsons was “being sold to several companies” and ADVO was “unable to predict how the sale will affect its business”; and (iv) ShopWise wrap products decreased 11% in the second fiscal quarter from the comparable quarter of 2005 “primarily resulting from high client cancellations concentrated in the telecommunications/satellite advertising category,” and to address this decrease, a cross-functional Zone Products team had been created “to develop strategies focused on driving zone products revenue growth.”

e.	Moreover, whether or not ADVO may have missed or lowered forecasts over time, ADVO’s initial forecasts do not constitute false statements because they were based on assumptions that were reasonable when made.

95. In addition, the information that Valassis contends was false — ADVO’s interim results for April and May and its forecasts for the third and fourth quarters of 2006 — was all made available to Valassis in ADVO’s electronic data room. By virtue of the Non-Disclosure Agreement and the Conditions of Access to the data room that each of Valassis’s representatives affirmatively accepted, ADVO disclaimed all representations and warranties with respect to the information provided to Valassis during the course of due diligence, and Valassis agreed that ADVO cannot be liable for any reliance upon any such information by Valassis. Accordingly, Valassis is not entitled to justifiably rely on the accuracy of any such information.

96. Nor has ADVO breached its representation and warranty in Section 3.01(e)(iii) concerning its internal controls. Consistent with that representation and warranty, ADVO “maintains a system of internal controls over financial reports in all material respect in accordance with applicable law.” ADVO officers certified in ADVO’s most recent Form 10-Q filed with the SEC that the company’s controls and procedures were effective, as of the close of the period covered by that Form 10-Q, to ensure that the information required to be disclosed by the company in the reports it files under the federal securities laws is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. ADVO stands by those certifications. Furthermore, as noted above, ADVO’s representation and warranty concerning its internal controls is expressly qualified by the disclosures made in its prior SEC filings, and ADVO’s 10-Q for the quarter ended March 25, 2006 disclosed that ADVO’s “ability to maintain internal controls may be negatively impacted by [the company’s] implementation” of SDR, such that ADVO “may not be able to ensure that it can conclude that it has effective controls over financial reporting in accordance with [Sarbanes-Oxley].” But even if, contrary to fact, ADVO breached its internal controls representation and warranty, Valassis remains obligated to consummate the merger because the purported breach has not had a Material Adverse Effect on ADVO.

97. Finally, consistent with the requirements of the Merger Agreement, ADVO has always been and remains ready to abide by the requirement in Section 5.02(a) of the Merger Agreement that it give Valassis “reasonable access” to ADVO’s books and records and personnel, upon “reasonable notice,” provided Valassis is willing to access that information in a manner that does not “unreasonably disrupt” the conduct of ADVO’s business. Section 5.02(a) does not entitle Valassis to the “[f]ull and unfettered” access to ADVO’s books, records and personnel by a team of forensic accountants. Thus, ADVO has complied with this obligation “in all material respects.”

FIRST CAUSE OF ACTION

(For declaratory judgment that the Merger Agreement

remains binding upon Valassis and Merger Sub)

98. ADVO repeats and realleges the allegations of paragraphs 1 through 97 as if fully set forth herein.

99. Valassis claims that it has a right to rescind or terminate or otherwise evade its obligations under the Merger Agreement because ADVO has allegedly: defrauded Valassis with false statements concerning its interim financial results for April and May 2006 and its forecasts for its third and fourth fiscal quarters of 2006; suffered a Material Adverse Change; breached its representation concerning ADVO’s internal controls; and breached its agreement to provide Valassis reasonable access to ADVO’s books and records.

100. ADVO contends that Valassis and Merger Sub have no right to rescind or terminate the Merger Agreement because ADVO has not defrauded Valassis and has not breached any of its representations, warranties or covenants under the Merger Agreement. Thus, ADVO contends that:

(i)	The revisions to ADVO’s interim, unaudited financial results for April and May 2006 were not material to the transaction.

(ii)	Prior to executing the Merger Agreement, Valassis was aware of the likelihood that the roll-out of ADVO’s new SDR system in the third quarter of 2006 might cause small errors in the tabulation of ADVO’s financial results and otherwise impair the short-term visibility of ADVO’s financial performance.

(iii)	Prior to executing the Merger Agreement, Valassis was aware of the current conditions in the advertising industry — including in its own business — which contributed to the difference between ADVO’s third quarter results and its earlier forecast for that quarter,

REDACTED

(iv)	Prior to executing the Merger Agreement, Valassis was aware of the near-term problems that ADVO faced with respect to its Zone Products business,

REDACTED

(v)	ADVO’s forecasts for the third and fourth quarters of 2006 were based on assumptions that were reasonable at the time they were made.

(vi)

The April and May 2006 interim results and the third and fourth quarter forecasts that Valassis contends were false were contained in ADVO’s electronic data room, such that, by virtue of the Non-Disclosure Agreement and the Conditions of Access to the data room, Valassis has agreed that

ADVO cannot be held liable for any use of, or reliance upon, that data by Valassis.

(vii)	There has been no Material Adverse Change within the meaning of the Merger Agreement because ADVO has not suffered any change in its business or results of operations that is consequential to its earnings power over a commercially reasonable period measured in years rather than months. Neither the current conditions of the advertising industry generally, nor the recent softness in ADVO’s Zone Products business specifically, threatens the overall earnings potential of ADVO in a durationally-significant manner. As noted above, ADVO’s no-Material-Adverse-Change representation and warranty is qualified by the matters disclosed in its prior SEC filings, and ADVO’s March 25, 2006 10-Q disclosed not only the inherent unpredictability of ADVO’s transactional business, but also the recent softening in Zone Products, the potentially adverse impact of SDR implementation, and the risk of the Albertsons sale. And, as noted above, the Merger Agreement carves out from the definition of Material Adverse Change “changes affecting the industries in which [ADVO] conduct[s] business, as long as such changes do not substantially disproportionately affect [ADVO],” and the current industry conditions over the last several months have not “substantially disproportionately” affected ADVO.

(viii)	ADVO maintains a system of internal controls that complies with all applicable law, and even if it did not, any failure to so maintain its internal controls has not resulted in a Material Adverse Effect. Furthermore, ADVO’s representation and warranty with respect to internal controls is expressly qualified by the disclosures made in its prior SEC filings, and ADVO’s 10-Q for the quarter ended March 25, 2006 disclosed that ADVO’s “ability to maintain internal controls may be negatively impacted [the company’s] implementation” of SDR.

(ix)	The unfettered access to ADVO’s books and personnel that Valassis is demanding for its forensic accountants is beyond the “reasonable access” that the Merger Agreement affords to Valassis and would be unreasonably disruptive to ADVO’s operations and ADVO has complied with its “access to information” obligations in all material respects.

101. There is a substantial controversy between ADVO, on the one hand, and Valassis and Merger Sub on the other. The adverse legal interests of the parties are real and immediate. Expeditious resolution of this controversy is both necessary and appropriate. ADVO has no adequate remedy at law.

102. ADVO is entitled to a declaration that Valassis and Merger Sub have no right to rescind or terminate or otherwise evade their obligations under the Merger Agreement and are required to proceed with the transaction contemplated thereunder.

103. ADVO has no adequate remedy at law.

SECOND CAUSE OF ACTION

(For specific performance of the Merger Agreement by Valassis and Merger Sub)

104. ADVO repeats and realleges the allegations of paragraphs 1 through 103 as if fully set forth herein.

105. The Merger Agreement is a valid contract. ADVO has substantially performed under the Merger Agreement and is willing and able to perform its remaining obligations thereunder. All regulatory approvals necessary to the consummation of the merger have been obtained. Upon ADVO shareholders’ approval of the proposal to adopt the Merger Agreement at the special meeting on September 13, 2006, all conditions to the obligations of Valassis and Merger Sub to perform their remaining obligations under the Merger Agreement will be fulfilled.

106. Valassis’s Mr. Schultz and Mr. Recchia have stated that they will not recommend that the Valassis board of directors consummate the acquisition of ADVO. If Valassis does not close the transaction by the second business day following the ADVO shareholders’ approval of the deal, Valassis will be in material breach of the Merger Agreement.

107. The injury to ADVO resulting from that breach will not be compensable in money damages, and ADVO has no adequate remedy at law.

108. Valassis acknowledged in the Merger Agreement that “irreparable damage would occur and that the parties would not have any adequate remedy at law” in the event of a breach. Valassis further agreed “the parties shall be entitled to an injunction or injunctions to prevent breaches of th[e Merger] Agreement and to enforce specifically the terms and provisions” in this Court.

109. Accordingly, ADVO is entitled to a decree of specific performance by Valassis and Merger Sub of their obligations under the Merger Agreement.

PRAYER FOR RELIEF

WHEREFORE, ADVO prays for judgment:

(a)	dismissing the Complaint with prejudice against Valassis and without costs;

(b)	declaring that Valassis and Merger Sub are bound by the Merger Agreement and enjoining Valassis and Merger Sub from terminating, rescinding or otherwise evading their obligations under the Merger Agreement;

(c)	decreeing specific performance by Valassis and Merger Sub of their obligations under the Merger Agreement;

(d)	requiring Valassis to pay interest on the merger consideration due to ADVO shareholders from September 15, 2006;

(e)	in the alternative, awarding damages to ADVO in an amount to be determined by the Court; and

(f)	awarding ADVO such other and further relief as the Court may deem proper.

Dated: September 8, 2006	RICHARDS, LAYTON & FINGER, PA.

/s/ Gregory P. Williams
Gregory P. Williams (#2168)
Evan O. Williford (#4162)
RICHARDS, LAYTON & FINGER, PA.
One Rodney Square
920 North King Street
P.O. Box 551
Wilmington, Delaware 19899
(302) 651-7700

Attorneys for Defendant and Counterclaim- Plaintiff ADVO, Inc.

Of Counsel:

Eric M. Roth George T. Conway, III John F. Lynch Gordon M. Mead, Jr Andrew A. Schwartz WACHTELL, LIPTON, ROSEN & KATZ 51 West 52nd Street New York, New York 10019 (212) 403-1000